Exhibit 10.1

EXECUTIVE AGREEMENT
     THIS EXECUTIVE AGREEMENT (this “Agreement”) is made effective as of the 4th day of September, 2007, by and between Sourcefire, Inc., a Delaware corporation (the “Company”), and Douglas McNitt (the “Executive”).
     WHEREAS, the Executive and the Company wish to memorialize the terms of the Executive’s employment with the Company;
     WHEREAS, the Company anticipates that the Executive’s contribution to the growth and success of the Company will be substantial;
     WHEREAS, the Company and the Executive desire to provide for certain arrangements in the event that the Executive’s employment with the Company is terminated under certain circumstances; and
     WHEREAS, the Company and the Executive desire to enter into this Agreement on the terms and conditions set forth below.
     NOW, THEREFORE, in consideration of the promises and the respective covenants and agreements of the parties herein contained, and of the employment of the Executive by the Company, the parties hereto, intending to be legally bound, do hereby agree as follows:
     1. Definitions. For purposes of this Agreement:
          (a) “Board” means the Board of Directors of the Company.
          (b) “Cause” shall mean the Executive’s (i) theft, fraud, material dishonesty or gross negligence in the conduct of the Company’s business, (ii) continuing neglect of the Executive’s duties and responsibilities that has a material adverse effect on the Company, (iii) engaging in personal conduct that would constitute grounds for liability for sexual harassment or discrimination (as proscribed by the U.S. Equal Employment Opportunity Commission Guidelines or any other applicable state or local regulatory body), (iv) conviction of, or plea of guilty or nolo contendere to, a felony (other than a violation of traffic or motor vehicle laws), or (v) a willful and continued material breach by the Executive of this Agreement or the NDA that has a material adverse effect on the Company; provided, however, that for purposes of this Agreement, any purported termination of the Executive’s employment by the Company shall be presumed to be other than for Cause, unless (A) the Company first provides written notice to the Executive that includes a statement either that the Chief Executive Officer or that the Board of Directors has determined that “Cause” exists, and a statement of the particulars of such conduct, and (B) the Executive has been provided a period of at least thirty (30) days after receipt of the Company’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in the Company’s notice to the extent they are based on Sections 1(b)(ii), (iii) or (v) above.
          (c) “Good Reason” shall mean (i) a decrease in the Executive’s base salary, (ii) a material reduction or material adverse change in the Executive’s authority, duties, job responsibilities or reporting structure, including, without limitation, the Executive ceasing to report directly to the Chief Executive Officer, (iii) a geographic relocation of the Executive without the Executive’s consent more than thirty (30) miles from the current location of the Executive’s office as of the date hereof, or (iv) a willful and continued material breach by the Company of this Agreement or the “Equity Compensation” section of the Offer Letter that has a material adverse effect on the Executive; provided, however, that for purposes of this Agreement, any purported termination of the Executive’s employment by the Executive shall be presumed to be other than for Good Reason, unless the Executive first provides written notice to the Company within ninety (90) days following the effective date of such event, and the Company has been provided a period of at least thirty (30) days after receipt of the Executive’s notice during which to cure, rescind or otherwise remedy the actions, events, or circumstances described in the Executive’s notice, and the Executive has terminated his employment with the Company no later than one hundred twenty (120) days after the date of the Executive’s Notice of Termination.
          (d) A “Change in Control” shall be deemed to have occurred upon (A) the direct or indirect acquisition by any person or related group of persons (other than an acquisition from or by the Company or by a Company-sponsored employee benefit plan or by a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders which a majority of the Continuing Directors who are not Affiliates or Associates of the offeror do not recommend such stockholders accept, or (B) a change in the composition of the Board over a period of twelve (12) months or less such that a majority of the Board members (rounded up to the next whole number) ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who are Continuing Directors. As used herein, “Continuing Directors” means members of the Board who either (i) have been Board members continuously for a period of at least twelve (12) months or (ii) have been Board members for less than twelve (12) months and were elected or nominated for election as Board members by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board. As used herein, “Affiliate” and “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.
          (e) A “Corporate Transaction” shall be deemed to have occurred upon the consummation of any of the following: (i) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated; (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company; (iii) the complete liquidation or dissolution of the Company; (iv) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company Common Stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than forty percent (40%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or (v) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities.
          (f) The “Date of Termination” with respect to any purported termination of the Executive’s employment means the date specified as such in the Notice of Termination. In the case of termination of the Executive’s employment by the Company for Cause, the Date of Termination shall be a date not less than seven (7) days from the date the Notice of Termination is given by the Company. In the case of termination of the Executive’s employment by the Company other than for Cause or by the Executive for any reason, the Date of Termination shall be a date not less than thirty (30) days from the date the Notice of Termination is given by the Company or the Executive, as the case may be.

          (g) “Notice of Termination” means a written notice of termination of employment by the terminating party, which notice shall specify a Date of Termination and the particular facts and circumstances of such termination, including the existence of Cause, Good Reason or Permanent Disability.
          (h) “Offer Letter” means that certain letter agreement, dated as of August 10, 2007, by and between the Company and the Executive.
          (i) “Permanent Disability” shall be deemed to exist upon the Executive’s inability, due to physical or mental ill health, to perform the essential functions of his job, with a reasonable accommodation, for a period in excess of one hundred twenty (120) consecutive days or in excess of one hundred eighty (180) days in any consecutive twelve (12) month period. In the event of any dispute concerning the Permanent Disability of the Executive, the Executive shall submit to a physical and/or psychological examination by a licensed physician mutually satisfactory to the Company and the Executive, the cost of such examination to be paid by the Company, and the determination of such physician shall be determinative.
     2. Termination of Employment.
          (a) The Executive’s employment may be terminated at any time by the Company, with or without Cause, by delivery of a Notice of Termination to the Executive. The Executive’s employment may be terminated at any time by the Executive, with or without Good Reason, by delivery of a Notice of Termination to the Company.
          (b) In the event the Company terminates the Executive’s employment without Cause, or in the event the Executive terminates the Executive’s employment for Good Reason, then the Company shall, subject to Section 2(g) hereof, (w) pay the Executive’s base salary through the date of such termination (including all accrued and unpaid leave time), any earned but unpaid bonuses as of the date of such termination (to the extent that such earned but unpaid bonuses have been approved by the Board or any committee of the Board with appropriate authority), reimbursement of expenses, and any other payments required by applicable law (collectively, the “Accrued Amounts”) within ten (10) business days following the Date of Termination, (x) continue to pay to the Executive the Executive’s base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof through the date that is six (6) months after the Date of Termination, (y) pay to the Executive, on a monthly basis ratably over a period of six (6) months after the Date of Termination, an amount equal to fifty percent (50%) of the maximum bonus or incentive compensation amount for which the Executive is eligible pursuant to any bonus or incentive compensation plan, calculated based upon the bonus period in which the Date of Termination falls and annualized to the extent that such bonus period does not reflect a twelve (12) month period, and (z) continue to administer and pay for the Executive’s accident and health insurance benefits (substantially similar to those which the Executive is receiving immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) until the date that is six (6) months after the Date of Termination.
          (c) If there is a Change in Control or Corporate Transaction of the Company (in either case, a “Fundamental Event”) or there has been a public announcement of a Fundamental Event (provided, however, that consummation of the Fundamental Event shall be a condition precedent to the effectiveness of this provision) and at any time after it is announced until within one (1) year after the consummation of the Fundamental Event (i) the Company terminates the Executive’s employment without Cause, or (ii) the Executive terminates the Executive’s employment for Good Reason, then the Company shall, subject to Section 2(g) hereof, (x) pay any and all Accrued Amounts within ten (10) business days following the Date of Termination, (y) pay to the Executive, in a lump sum in cash within ten (10) business days after the date on which the Executive executes the general release described in Section 2(i) without revocation, an amount equal to the sum of (A) the Executive’s base salary in effect immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination given in respect thereof and (B) the maximum bonus or incentive compensation amount for which the Executive is eligible pursuant to any bonus or incentive compensation plan, calculated based upon the bonus period in which the Date of Termination falls and annualized to the extent that such bonus period does not reflect a twelve (12) month period, and (z) continue to administer and pay for the Executive’s accident and health insurance benefits (substantially similar to those which the Executive is receiving immediately prior to the occurrence of the circumstance giving rise to the Notice of Termination) until the first anniversary of the Date of Termination.
          (d) In the event of the death of the Executive, this Agreement shall terminate and shall be of no further force or effect, the Executive shall be treated for purposes of this Agreement as if the Executive had terminated his employment without Good Reason, and the Company shall have only those obligations hereunder set forth in Section 2(f); provided, however, that the Company shall pay any and all Accrued Amounts to the Executive’s estate; and, provided further, that the death of the Executive after the Company’s receipt of a Notice of Termination by the Executive for Good Reason shall not in any way affect any obligations of the Company pursuant to Section 2(b) or Section 2(c) hereof which exist at the time of such death.
          (e) In the event of the Permanent Disability of the Executive, the Company may terminate the Executive’s employment by delivery of a Notice of Termination to the Executive (or the Executive’s personal or legal representatives, executors, heirs, distributees, devisees and legatees, as applicable). Upon the effectiveness of such termination, this Agreement shall terminate and shall be of no further force or effect, the Executive shall be treated for purposes of this Agreement as if the Executive had terminated his employment without Good Reason, and the Company shall have only those obligations hereunder set forth in Section 2(f); provided, however, that the Permanent Disability of the Executive after the Company’s receipt of a Notice of Termination by the Executive for Good Reason shall not in any way affect any obligations of the Company pursuant to Section 2(b) or Section 2(c) hereof which exist at the time of such Permanent Disability.
          (f) In the event the Company terminates the Executive’s employment for Cause, or in the event the Executive terminates the Executive’s employment without Good Reason, the Company shall pay to the Executive any and all Accrued Amounts, and the Company shall not have any further liability or obligation hereunder to the Executive; provided, however, that the termination of the Executive’s employment for Cause or without Good Reason after the Company’s receipt of a Notice of Termination shall not in any way affect any obligations of the Company pursuant to Section 2(b) or Section 2(c) hereof which exist at the time of such termination.
          (g) Notwithstanding anything to the contrary in this Agreement, if any benefit or amount payable to the Executive under this Agreement on account of the Executive’s termination of employment constitutes a “deferral of compensation” within the meaning of United States Treasury Regulation (“Treasury Regulation”) Section 1.409A-1(b) and after application of the exemptions provided in Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-1(b)(9)) (“Deferred Compensation”), the payment of such Deferred Compensation shall, except as otherwise provided in this paragraph, commence when the Executive incurs a Separation from Service (as defined below). However, if on the date of the Executive’s Separation from Service (as defined below), the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any Deferred Compensation payable under this Agreement on account of the Executive’s Separation from Service and within the first six (6) months following the Executive’s Separation from Service, shall instead be paid in a lump sum on the first business day of the seventh (7th) month following the Executive’s Separation from Service. Each payment of Deferred Compensation shall be considered a separate payment for purposes of Treasury Regulation Sections 1.409A-1(b)(4) and 1.409A-2(b)(2).  For purposes of this Agreement, “Separation from Service” shall have the meaning set forth in Treasury Regulation Section 1.409A-1(h), such that the Executive will be considered to have experienced a separation from service if the Company and the Executive reasonably anticipate that the Executive shall perform no further services for the Company (whether as an employee or an independent contractor) or that the level of bona fide services the Executive will perform in the future (whether as an employee or an independent contractor) will permanently decrease to no more than 49 percent of the average level of bona fide services performed by the Executive (whether as an employee or independent contractor) over the immediately preceding 36-month period.
          (h) Upon termination of the Executive’s employment for any reason, the Executive shall be entitled to elect to continue to receive health insurance benefits under COBRA for up to eighteen (18) months, provided that such continuation of benefits shall be at the Executive’s expense except to the extent that the Company is obligated to pay for such continuation of benefits pursuant to Sections 2(b) or 2(c).
          (i) The obligation of the Company to pay any amount specified in Section 2(b)(x), (y) and (z) or Section 2(c)(y) and (z) is conditioned upon the Executive’s execution of a full general release in favor of the Company in substantially the form attached as Attachment I; provided, however, that nothing in this Agreement shall impair the Executive’s rights to indemnification under any indemnification agreement(s) between the Executive and the Company, any rights to and claims for indemnification or as an insured under any directors and officers liability insurance policy in connection with the Executive’s service as an officer, employee or agent of the Company or any of its subsidiaries or affiliates, under their respective certificates of incorporation and by-laws, or otherwise as provided by law.
     3. Successors; Binding Agreement. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amounts would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive’s devisee, legatee, or other designee or, if there be no such designee, to the Executive’s estate.
     4. Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered by hand delivery or via reputable overnight delivery service, or (unless otherwise specified) mailed by United States registered mail, return receipt requested, postage prepaid, addressed, if to the Executive, to the Executive’s home address as it appears on the records of the Company, and if to the Company, to the attention of the Chief Executive Officer at the Company’s executive headquarters, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.
     5. Prior Agreement. All prior agreements between the Company and the Executive with respect to the subject matter hereof, other than the Offer Letter and the Indemnification Agreement, the NDA and the Restricted Stock Agreements (each as defined in the Offer Letter), are hereby superseded and terminated effective as of the date hereof and shall be without further force or effect. This Agreement, the Offer Letter, the Indemnification Agreement, the NDA and the Restricted Stock Agreements are intended to be, and shall be, a complete integration of all prior agreements and discussions between the Company and the Executive with respect to the subject matter hereof and thereof. It is a condition of the Executive’s employment with the Company that the Executive executes this Agreement and the other agreements described in the Offer Letter.

     6. Employment of Executive.
          (a) The Executive agrees to serve in an executive capacity and to undertake and perform the duties and responsibilities described in the Company’s by-laws, as amended from time to time, together with such other duties as may, from time to time, be assigned, altered or modified by the Company’s Chief Executive Officer or the Board. The Executive shall report directly to the Company’s Chief Executive Officer.
          (b) During the term hereof, the Executive shall devote his best efforts and full professional time and attention to the business of the Company. Except with the prior written consent of the Company’s Chief Executive Officer or the Board, the Executive shall not, during the term hereof, undertake or engage in any other employment, occupation or business enterprise. Notwithstanding the foregoing, the Executive may at any time (i) engage in charitable activities, (ii) serve on corporate, advisory, civic or charitable boards or committees, (iii) manage personal or family investments, or (iv) deliver lectures and teach at educational institutions, so long as such activities do not adversely affect the Executive’s performance of his duties hereunder, and such determination shall be made at the discretion of the Company’s Chief Executive Officer or the Board.
          (c) Nothing in this Agreement shall be construed as constituting a commitment, guarantee, agreement or understanding of any kind or nature that the Company shall continue to employ the Executive, nor shall this Agreement affect in any way the right of the Company to terminate the employment of the Executive at any time and for any reason. By the Executive’s execution of this Agreement, the Executive acknowledges and agrees that the Executive’s employment is “at will.” No change of the Executive’s duties as an employee of the Company shall result in, or be deemed to be, a modification of any of the terms of this Agreement.
     7. Counsel Fees.
          (a) The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement in connection with (i) any tax and accounting matters arising from the termination of the Executive’s employment hereunder, including but not limited to determinations made under Section 2(g) hereof, or (ii) the Executive’s entitlement to payments pursuant to Section 2(c). Undisputed reimbursement payments shall be made within thirty (30) days after delivery of the Executive’s written request for payment, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require. In no event shall reimbursements be made for fees or expenses incurred by the Executive after the second calendar year following the calendar year in which the Executive incurs the expense.
          (b) The Company shall reimburse the Executive for all reasonable legal fees and expenses incurred by the Executive (or the Executive’s personal or legal representatives, executors, heirs, distributes, devisees and legatees, as applicable) in disputing in good faith any issue hereunder relating to the termination of the Executive’s employment, in seeking in good faith to obtain or enforce any benefit or right provided by this Agreement, or in connection with the review of determinations made under Section 2(g), and any tax audit or proceeding to the extent attributable to the potential application of section 4999 of the Code to any payment or benefit provided by the Company to the Executive, provided that the Executive is the prevailing party in any final judgment with respect to such dispute. Such reimbursement payments shall be made within thirty (30) days after delivery of the Executive’s written request for payment following such final judgment, accompanied by such evidence of fees and expenses incurred as the Company reasonably may require.
     8. No Mitigation. The Company agrees that, if the Executive’s employment is terminated during the term of this Agreement, the Executive is not required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company. Further, the amount of any payment provided hereunder shall not be reduced by any compensation earned by the Executive.
     9. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and a duly authorized officer of the Company. No waiver by either party hereto at any time of any breach by the other hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Maryland, without regard to provisions thereof relating to choice of law or conflicts of law. Any legal suit, action or proceeding arising out of or relating to this Agreement or the Offer Letter shall be commenced in a federal court in the District of Maryland or in a state court with jurisdiction over Howard County, Maryland, and each party irrevocably submits to the exclusive jurisdiction of and exclusive venue in any such court in any such suit, action or proceeding. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signatures.
     10. Validity. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.
[Signatures appear on following page.]

     IN WITNESS WHEREOF, the parties have executed this Executive Agreement on the date and year first above written.

SOURCEFIRE, INC., a Delaware corporation

By:	/s/	E. Wayne Jackson III

E. Wayne Jackson III, Chief Executive Officer

EXECUTIVE:
/s/	Douglas McNitt

Douglas McNitt

ATTACHMENT I
FORM OF RELEASE